EXHIBIT 99.2

Financial Statements of Chittenden Corporation

as of and for the year ended December 31, 2007

Report of Independent Auditors

To People’s United Financial, Inc. (Successor to Chittenden Corporation):

We have audited the accompanying consolidated balance sheets of Chittenden Corporation and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chittenden Corporation and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

[PricewaterhouseCoopers LLP (signed)]

January 31, 2008

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(in thousands)
Assets
Cash and cash equivalents	$300,452	$199,358
Securities available for sale	912,637	1,137,352
FRB and FHLB stock	11,662	13,403
Loans held for sale	21,352	17,354
Loans	5,638,170	4,697,210
Less: Allowance for loan losses	(73,535)	(62,160)

Net loans	5,564,635	4,635,050
Accrued interest receivable	33,756	33,123
Other assets	100,853	83,938
Premises and equipment, net	87,013	67,036
Mortgage servicing rights	15,763	14,155
Identified intangibles	26,313	14,996
Goodwill	360,936	216,038

Total assets	$7,435,372	$6,431,803

Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Demand	$1,117,549	$966,758
Savings	505,124	468,294
NOW	887,806	861,435
Cash management / money market	1,916,605	1,655,349
Certificates of deposit less than $100,000	1,056,171	848,814
Certificates of deposit $100,000 and over	750,238	678,243

Total deposits	6,233,493	5,478,893
Securities sold under agreements to repurchase	103,059	73,611
Other borrowings	166,371	136,409
Accrued expenses and other liabilities	85,301	71,804

Total liabilities	6,588,224	5,760,717
STOCKHOLDERS’ EQUITY:
Preferred stock—$100 par value—authorized: 1,000,000 shares—issued and outstanding: none	—	—
Common stock—$1 par value—authorized: 120,000,000 shares—issued and outstanding: 55,578,205 in 2007 and 50,234,661 in 2006	55,578	50,235
Surplus	415,089	276,034
Retained earnings	503,231	468,331
Treasury stock, at cost—5,533,319 shares in 2007 and 4,874,536 shares in 2006	(129,536)	(105,666)
Accumulated other comprehensive income	(2,032)	(24,008)
Directors’ deferred compensation to be settled in stock	6,698	6,160
Unearned portion of employee restricted stock	(1,880)	—

Total stockholders’ equity	847,148	671,086

Total liabilities and stockholders’ equity	$7,435,372	$6,431,803

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006
	(in thousands)
INTEREST INCOME:
Interest on loans	$361,845	$319,307
Interest on investment securities:
Taxable	43,902	54,930
Tax-favored	3,038	21
Short-term investments	4,996	454

Total interest income	413,781	374,712

INTEREST EXPENSE:
Deposits	137,806	108,553
Borrowings	17,714	17,157

Total interest expense	155,520	125,710

Net interest income	258,261	249,002
Provision for credit losses	6,984	6,920

Net interest income after provision for credit losses	251,277	242,082

NONINTEREST INCOME:
Investment management and trust	25,170	21,293
Service charges on deposits	17,718	16,728
Mortgage servicing	2,583	2,106
Gains on sales of loans, net	5,435	6,294
Losses on sales of securities	(14,137)	—
Credit card income, net	5,235	5,107
Insurance commissions, net	5,749	5,805
Other	18,063	12,856

Total noninterest income	65,816	70,189

NONINTEREST EXPENSE:
Salaries	101,376	93,217
Employee benefits	23,003	22,155
Net occupancy expense	25,149	23,424
Data processing	4,736	4,079
Amortization of intangibles	3,208	2,659
Merger costs	8,776	—
Other	45,911	40,833

Total noninterest expense	212,159	186,367

Income before income taxes	104,934	125,904
Income tax expense	30,616	40,436

Net income	$74,318	$85,468

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

Years ended December 31, 2007 and 2006

(In thousands)

	Comp- rehensive Income	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accum- ulated Other Comp- rehensive Income	Directors’ Deferred Comp. Stock	Unearned Portion of Employee Restricted Stock	Total Stock- holders’ Equity
BALANCE AT DECEMBER 31, 2005		$50,220	$276,278	$419,057	$(60,801)	$(18,968)	$5,604	$—	$671,390
Other Comprehensive income:
Net income	$85,468	—	—	85,468	—	—	—	—	85,468
Foreign currency translation adjustment	(2)	—	—	—	—	(2)	—	—	(2)
Unrealized holding gains on securities	2,071	—	—	—	—	2,071	—	—	2,071
Reclassification adj. for realized gains on investments	(7)	—	—	—	—	(7)	—	—	(7)
Adoption of FASB Statement No. 158	—	—	—	—	—	(7,102)	—	—	(7,102)
Total other comprehensive income	$87,530

Cash dividends ($0.78 per share)		—	—	(36,194)	—	—	—	—	(36,194)
Share repurchases		—	—	—	(51,143)	—	—	—	(51,143)
Shares issued under stock plans, net		15	1,009	—	6,278	—	—	—	7,302
Shares based compensation		—	3,161	—	—	—	—	—	3,161
Excess tax benefits from employee stock plans		—	131	—	—	—	—	—	131
SFAS 123R adoption adjustment		—	(4,545)	—	—	—	—	—	(4,545)
Directors’ deferred compensation		—	—	—	—	—	556	—	556

BALANCE AT DECEMBER 31, 2006		50,235	276,034	468,331	(105,666)	(24,008)	6,160	—	671,086
Other Comprehensive income:
Net income	$74,318	—	—	74,318	—	—	—	—	74,318
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—
Unrealized holding gains on securities	9,023	—	—	—	—	9,023	—	—	9,023
Reclassification adj. for realized gains on investments	9,104	—	—	—	—	9,104	—	—	9,104
FASB Statement No. 158 Adjustment	—	—	—	—	—	3,849	—	—	3,849
Total other comprehensive income	$92,445

Cash dividends ($0.86 per share)		—	—	(39,418)	—	—	—	—	(39,418)
Share repurchases		—	—	—	(39,632)	—	—	—	(39,632)
Shares issued under stock plans, net		42	968	—	13,255	—	—	—	14,265
Shares issued in Merrill acquisition		2,161	64,753	—		—	—	—	66,914
Shares issued in Community acquisition		3,140	89,647	—		—	—	—	92,787
Settlement of stock options		—	(19,805)	—		—	—	—	(19,805)
Shares based compensation		—	2,761	—	—	—	—	—	2,761
Excess tax benefits from employee stock plans		—	731	—	—	—	—	—	731
Amortization of restricted stock		—	—	—	2,507	—	—	(1,880)	627
Directors’ deferred compensation		—	—	—	—	—	538	—	538

BALANCE AT DECEMBER 31, 2007		$55,578	$415,089	$503,231	$(129,536)	$(2,032)	$6,698	$(1,880)	$847,148

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,318	$85,468
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	6,984	6,920
Depreciation	7,381	7,427
Amortization of intangible assets	3,208	2,659
Amortization of premiums, fees, and discounts, net	5,312	8,132
Share-based payment compensation	3,063	4,040
Recovery on impairment of MSR asset	(207)	(17)
Investment securities losses	14,137	—
Deferred (prepaid) income taxes	5,870	(2,365)
Loans originated and purchased for sale	(325,256)	(304,853)
Proceeds from sales of loans	323,733	309,599
Losses on sales of loans, net	(5,435)	(6,294)
Changes in assets and liabilities:
Accrued interest receivable	3,257	(502)
Other assets	(7,072)	28,276
Accrued expenses and other liabilities	(424)	(6,056)

Net cash provided by operating activities	108,869	132,434

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid, net of cash acquired in acquisition of Merrill Merchants Bankshares	(28,712)	—
Cash paid, net of cash acquired in acquisition of Community Bank & Trust	(21,718)	—
Proceeds from sale of FRB and FHLB stock	6,574	5,958
Proceeds from sales of securities available for sale	575,680	37,455
Proceeds from maturing securities and principal payments on securities available for sale	495,242	230,684
Purchases of securities available for sale	(759,000)	(25,318)
Loans originated, net of principal repayments	(231,067)	(224,583)
Purchases of premises and equipment	(15,552)	(4,732)

Net cash provided by investing activities	21,447	19,464

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	60,780	(35,442)
Net decrease in borrowings	(12,080)	(34,599)
Net increase in repurchase agreements	6,535	17,296
Settlement of stock options	(13,938)	—
Common stock transactions, net	8,531	6,835
Dividends on common stock	(39,418)	(36,194)
Repurchase of common stock	(39,632)	(51,143)

Net cash used in financing activities	(29,222)	(133,247)

Net increase in cash and cash equivalents	101,094	18,651
Cash and cash equivalents at beginning of year	199,358	180,707

Cash and cash equivalents at end of year	$300,452	$199,358

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$152,332	$127,598
Income taxes	33,496	40,307
Non-cash investing and financing activities:
Assets acquired through foreclosure and repossession	726	425
Issuance of treasury and restricted stock	618	591
Assets acquired and liabilities assumed through acquisitions:
Fair value of assets acquired, including core deposit intangibles	864,581	—
Fair value of liabilities assumed	774,466	—
Equity issued in Common Stock	159,700	—
Cash paid	75,313	—
Goodwill Acquired	144,899	—

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Chittenden Corporation (the “Company”) and its subsidiaries: Chittenden Trust Company (CTC), and its subsidiaries Chittenden Insurance Group, LLC (CIG), Chittenden Securities, LLC (CSC) and Chittenden Commercial Finance (CCF); The Bank of Western Massachusetts (BWM); Flagship Bank and Trust Company (FBT); Maine Bank & Trust (MBT); Ocean Bank (OB); and Merrill Merchants Bank (MMB). (CTC, BWM, FBT, MBT, OB, and MMB are collectively referred to as the “Banks.”) All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year balances to conform to the current year presentation.

Nature of Operations

The Banks’ primary business is providing loans, deposits, and other banking services to commercial, individual, and public sector customers. Chittenden Mortgage Services is a mortgage banking operation with offices in Brattleboro, Vermont. CIG is an independent insurance agency with offices in Vermont, Massachusetts and New Hampshire. CSC is a registered broker/dealer providing brokerage services to its customers through banking locations in Vermont, Massachusetts, New Hampshire, and Maine. CCF’s commercial finance operations are based in Montreal, Quebec.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for credit losses, income tax expense, recognition of interest income on loans, and the recognition of restructuring charges.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, amounts due from banks, interest-bearing deposits and certain money market fund investments. Cash equivalents are accounted for at cost, which approximates fair value.

Investments

Investments in debt securities may be classified as held for investment and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not classified as held for investment and equity securities that have readily determinable fair values are classified as either trading securities or securities available for sale. Trading securities are investments purchased and held principally for the purpose of selling in the near term; securities available for sale are investments not classified as trading or held for investment. All of the Company’s securities are classified as available for sale.

Securities transferred between categories are accounted for at market value. Unrealized holding gains and losses on trading securities are included in earnings; unrealized holding gains and losses on securities available for sale or on securities transferred into the available for sale category from the held for investment category are reported as a separate component of stockholders’ equity, net of applicable income taxes. Unrealized losses that are considered other than temporary in nature are recognized in earnings. The Company uses the specific identification method to determine the cost basis in the recognition of gains and losses on the sales of securities as well as the calculation of unrealized gains and losses.

Loans

Loans are stated at the amount of unpaid principal, net of unearned discounts and unearned loan origination fees. Such fees and discounts are accreted using the effective-interest method. Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due unless they are adequately secured and in the process of collection or on other loans when management believes collection is doubtful. All loans considered impaired (except troubled debt restructurings), as defined in the following paragraph, are nonaccruing. Interest on nonaccruing loans is recognized as payments are received when the ultimate collectability of interest is no longer considered doubtful. When a loan is placed on nonaccrual status, all unpaid interest previously accrued is reversed against current-period interest income.

A loan is impaired when, based on current information and events, it is probable that the banks will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate. In the case of collateral dependent loans, impairment may be measured based on the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Allowance for Loan Losses

The allowance for loan losses is based on management’s estimate of the amount required to reflect the probable inherent losses in the loan portfolio, based on circumstances and conditions known at each reporting date. There are inherent uncertainties with respect to the collectability of the Banks’ loans. Because of these inherent uncertainties, it is reasonably possible that actual losses experienced in the near term may differ from the amounts reflected in these consolidated financial statements.

Adequacy of the allowance is determined using a consistent, systematic methodology, which analyzes the size and risk of the loan portfolio. In addition to evaluating the collectability of specific loans when determining the adequacy of the allowance for loan losses, management also takes into consideration other factors such as changes in the mix and volume of the loan portfolio, historic loss experience, the amount of delinquencies and loans adversely classified, and economic trends. An allocation process whereby specific loss allocations are made against certain adversely classified loans, and general loss allocations are made against segments of the loan portfolio, which have similar attributes together, assesses the adequacy of the allowance for loan losses.

Provisions charged against current earnings increase the allowance for loan losses. Loan losses are charged against the allowance when management believes that the collectability of the loan principal is doubtful. Recoveries on loans previously charged off are credited to the allowance. While management uses available information to assess probable losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies periodically review the Company’s allowance for loan losses as an integral part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments different from those of management.

Credit quality of the commercial portfolios is quantified by a corporate credit rating system designed to parallel regulatory criteria and categories of loan risk. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a timely basis. Risk ratings and quality of both commercial and consumer credit portfolios are also assessed on a regular basis by an independent Credit Review Department. Credit Review personnel conduct ongoing portfolio trend analyses and individual credit reviews to evaluate loan risk and compliance with corporate lending policies. Results and recommendations from this process provide senior management and the Board of Directors with independent information on the loan portfolio condition. Consumer and residential real estate loan quality is evaluated on the basis of delinquency data and other credit data available due to the large number of such loans and the relatively small size of individual credits.

Key elements of the above estimates, including assumptions used in developing independent appraisals, are dependent on the economic conditions prevailing at the time such estimates are made. Accordingly, uncertainty exists as to the final outcome of certain valuation judgments as a result of changes in economic conditions in the Banks’ lending areas.

Loan Origination and Commitment Fees

Loan origination and commitment fees, and certain loan origination costs, are deferred and amortized over the contractual term of the related loans as yield adjustments using primarily the level-yield method. When loans are sold or paid off, the unamortized net fees and costs are recognized in income. Net deferred loan fees amounted to $7,312,000 and $6,849,000 at December 31, 2007 and 2006, respectively.

Loans Held for Sale / Gains and Losses on Sales of Mortgage Loans

Loans held for sale are carried at the lower of aggregate cost or market value. Gains and losses on sales of mortgage loans are recognized at the time of the sale and are generally comprised of 1) an amount representing a mortgage servicing right (see below) and 2) a cash gain or loss based on the sale of the loan to a third party. The price paid by a willing third party is influenced by the contractual interest rate charged to the borrower and the prevailing market rate for similar loans. The Company enters into forward sale contracts on substantially all loan commitments at the time that the customer locks their contractual interest rate, so that the exposure due to interest rate changes on the cash gain / loss recognized by the Company is minimal.

Mortgage Servicing Rights

Servicing assets are recognized when rights are acquired through purchase or sale of residential mortgage loans. Capitalized servicing rights are amortized against mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Servicing assets are evaluated regularly for impairment based upon the fair value of the servicing rights as compared to their amortized cost. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the premises and equipment. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated useful lives of the improvements. Expenditures for maintenance, repairs, and renewals of minor items are charged to expense as incurred.

Other Real Estate Owned

Collateral acquired through foreclosure (“Other Real Estate Owned” or “OREO”) is recorded at the lower of the carrying amount of the loan or the fair value of the property, less estimated costs to sell, at the time of acquisition. Net operating income or expense related to OREO is included in noninterest expense in the accompanying consolidated statements of income.

Identified Intangible Assets & Goodwill

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in various acquisitions as well as core deposit intangibles (CDI) and customer list intangibles. Core deposit intangibles are amortized on a straight-line basis over 10 years. The straight-line basis is used because the Company has not experienced significant run off of core deposits in its past acquisitions. The customer list intangibles are also amortized straight-line over 10 years. The Company periodically evaluates intangible assets for impairment on the basis of whether these assets are fully recoverable based on projected, undiscounted net cash flows of the related acquired segment or customer base.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is based on management’s estimate of the amount required to reflect the probable inherent losses on outstanding letters of credit, merchant processing activity and unused loan credit lines. Adequacy of the reserve is determined using a consistent, systematic methodology, similar to the one, which analyzes the allowance for loan losses. Additionally, management must also estimate the likelihood that these commitments would be funded and become loans. This is done by evaluating the historical utilization of each type of unfunded commitment and estimating the likelihood that the current utilization rates on lines available at the balance sheet date could increase in the future.

Investment Management and Trust

Assets under administration of approximately $10.1 billion and $9.0 billion at December 31, 2007 and 2006, respectively, held by the Banks in a fiduciary or agency capacity for customers, are not included in the accompanying consolidated balance sheets. Investment management and trust income is recorded on the cash basis (which approximates the accrual method) in accordance with industry practice.

Credit Card Income

Credit card income includes interchange income from business credit cards issued by the Company, and merchant discount income. Merchant discount income consists of the fees charged on credit card receipts submitted by the Company’s commercial customers. Credit card income is presented net of credit card expense, which includes fees paid by the Company to credit card issuers and third-party processors. Such amounts are recognized on the accrual basis, and are presented in noninterest income in the consolidated statements of income.

Insurance Commissions

Insurance commission income is recognized when billed to the customer, net of commissions paid to the producing agent. In addition, CIG may receive additional performance commissions based on achieving specific sales goals and loss experience targets.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) which amends SFAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. The Company adopted SFAS 123R using the modified retrospective method. The modified retrospective method requires that compensation cost be recognized beginning with the effective date 1) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and 2) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R. The modified retrospective method also requires companies to adjust prior year financials based on the amounts previously reported under the SFAS 123 pro forma disclosures for all prior periods in which SFAS 123 was effective.

Pension Accounting

Effective December 15, 2006, the Company adopted Financial Accounting Standards Board Statement No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date—the date at which the benefit obligation and plan assets are measured—is required to be the company’s fiscal year end. SFAS 158 was effective for publicly held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008.

Accounting for Derivatives

The Company accounts and reports for derivative instruments in accordance with Statement of Financial Accounting 149, Amendment of Statement of 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends Statement 133 for decisions made (1) as part of the Derivatives Implementation Group, (2) in connection with other Board projects dealing with financial instruments, and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative. Statements 133 and 149 require companies to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value.

Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies, as a fair value hedge, along with changes in fair value of the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in noninterest income. If a derivative has ceased to be highly effective, hedge accounting is discontinued prospectively.

On May 21, 2002, a wholly-owned subsidiary of the Company, Chittenden Capital Trust I (the “Trust”), issued $125 million of 8% trust preferred securities (“TPS”) to the public and invested the proceeds from this offering in an equivalent amount of junior subordinated debentures issued by the Company. The TPS pay interest quarterly, are mandatorily redeemable on July 1, 2032 and may be redeemed by the Trust at par any time on or after July 1, 2007. Concurrent with the issuance of these securities, the Company entered into interest rate swap agreements with two counterparties, in which the Company receives 8% fixed on the notional amount of $125 million, while paying the counterparties a variable rate based on the three month LIBOR (London Interbank Offered Rate), plus approximately 122 basis points. The Company’s risk management objective for undertaking the hedge is to hedge its exposure to changes in the risk free (or benchmark) rate, specifically LIBOR. The Company designated the swap transactions as hedging the exposure in changes in the fair value of its obligation to pay 8% fixed; therefore the hedge is considered a fair value hedge. The Company assessed effectiveness of the hedge on an ongoing basis utilizing the dollar offset method effectiveness test. In August 2006, the Company terminated the interest rate swap agreements with both counterparties and settled with a final payment of interest and termination fees of $372,000. On July 1, 2007, the Company redeemed the remaining outstanding ($125 million aggregate principal amount) 8.00% Junior Subordinated Notes due 2032. The redemption of the Junior Subordinated Notes caused the trustee of the Trust to redeem the outstanding ($125 million liquidation amount) Trust Preferred Securities.

Restructuring Charges

The Company has adopted Statement of Financial Accounting Standard No. 146 Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which contains specific guidance regarding the types of, and circumstances under which, certain expenses related to restructuring activities can be accrued. In general, SFAS 146 requires that the Company have a detailed plan in place, which has been communicated to employees affected. Significant management judgment is required in estimating the amount of expense that is appropriate to recognize in relation to these plans.

NOTE 2 – ACQUISITIONS AND SALES

On May 31, 2007, Chittenden acquired Merrill Merchants Bancshares, Inc., headquartered in Bangor, Maine, and its subsidiary Merrill Merchants Bank for $111.3 million in cash and stock. Shareholders of the former Merrill Merchants Bancshares, Inc. who elected cash received all of their consideration at the rate of $31.00 per share for each share of Merrill Merchants common stock. Shareholders who elected to receive Chittenden common stock received all of their consideration at the rate of 1.02 shares of Chittenden common stock for each share of Merrill Merchants common stock. The transaction has been accounted for as a purchase and, accordingly, the operations of Merrill Merchants are included in Chittenden’s consolidated financial statements from the date of acquisition. For the Merrill Merchants transaction, Chittenden recorded $3.8 million in merger related expenses.

The purchase price has been allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition. The excess of purchase price over the fair value of net tangible and intangible assets acquired has been recorded as goodwill. The fair value of these assets and liabilities is summarized as follows (in thousands):

Cash and cash equivalents	$15,672
FRB & FHLB Stock	2,313
Securities available for sale	65,596
Net loans	357,080
Prepaid expenses and other assets	11,800
Premises and equipment	4,717
Identified Intangibles	7,380
Goodwill	66,410
Deposits	(347,907)
Borrowings	(62,767)
Accrued expenses and other liabilities	(8,996)

Total acquisition cost	$111,298

On October 31, 2007, Chittenden acquired Community Bank & Trust Company, headquartered in Wolfeboro, New Hampshire, for $123.7 million in cash and stock. Shareholders of the former Community Bank & Trust Company, who elected cash received all of their consideration at the rate of $33.37 per share for each share of Community Bank common stock. Shareholders who elected to receive Chittenden common stock received all of their consideration at the rate of 1.1293 shares of Chittenden common stock for each share of Community Bank common stock. The transaction has been accounted for as a purchase and, accordingly, the operations of Community Bank are included in Chittenden’s consolidated financial statements from the date of acquisition. For the Community Bank transaction, Chittenden recorded $4.9 million in merger related expenses.

The purchase price has been allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition. The excess of purchase price over the fair value of net tangible and intangible assets acquired has been recorded as goodwill. The fair value of these assets and liabilities is summarized as follows (in thousands):

Cash and cash equivalents	$9,211
FHLB Stock	2,520
Securities available for sale	8,602
Net loans	359,256
Prepaid expenses and other assets	6,201
Premises and equipment	7,089
Identified Intangibles	7,144
Goodwill	78,489
Deposits	(345,913)
Borrowings	(2,188)
Accrued expenses and other liabilities	(6,695)

Total acquisition cost	$123,716

Note 3 INTANGIBLE ASSETS AND GOODWILL

Identified Intangible Assets

	As of December 31, 2007 (in thousands)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit intangibles	$43,065	$19,422	$23,643
Customer list intangibles	3,498	1,740	1,758
Acquired trust relationships	4,000	3,088	912

Total	$50,563	$24,250	$26,313

Aggregate Amortization Expense:
For the twelve months ended December 31, 2007	$3,208

Estimated Amortization Expense:
For year ended 12/31/08	$4,111
For year ended 12/31/09	4,111
For year ended 12/31/10	4,111
For year ended 12/31/11	3,906
For year ended 12/31/12	3,265

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2007 are as follows (in thousands):

Total
Balance as of December 31, 2006	$216,037
Goodwill acquired during year	144,899

Balance as of December 31, 2007	$360,936

Note 4 INVESTMENTS

Investment securities at December 31, 2007 and 2006 are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(in thousands)
2007
SECURITIES AVAILABLE FOR SALE:
U.S. government agency obligations	$573,571	$3,993	$(24)	$577,540
Mortgage-backed securities	188,497	1,424	(1,737)	188,184
Corporate bonds and notes	143,503	234	(2,662)	141,075
U.S. Treasury securities	2,894	39	(1)	2,932
Other debt securities	820	—	—	820
Other equity securities	1,139	—	(76)	1,063
Obligations of states and political subdivisions	1,014	9	—	1,023

Total securities available for sale	$911,438	$5,699	$(4,500)	$912,637

2006
SECURITIES AVAILABLE FOR SALE:
U.S. government agency obligations	$497,704	$7	$(9,905)	$487,806
Corporate bonds and notes	332,823	372	(12,497)	320,698
Mortgage-backed securities	329,397	28	(5,280)	324,145
U.S. Treasury securities	3,841	6	(80)	3,767
Other debt securities	820	—	—	820
Obligations of states and political subdivisions	116	—	—	116

Total securities available for sale	$1,164,701	$413	$(27,762)	$1,137,352

The following table presents information related to sales of debt securities in each of the years ended December 31:

	2007	2006
	(in thousands)
Proceeds	$575,680	$37,455
Realized losses	14,178	138
Realized gains	41	148

The market value of securities pledged to secure U.S. Treasury borrowings, public deposits, securities sold under agreements to repurchase, and for other purposes required by law, amounted to $776 million and $645 million at December 31, 2007 and 2006, respectively.

In the second quarter of 2007 Chittenden announced that it was taking steps to reposition its balance sheet through a strategy which involved the sale of approximately $572 million or 52% of the investment securities held in the available-for-sale investment portfolio in accordance with Statement of Financial Accounting Standards No.115 Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). As a result of this strategy, Chittenden recorded a pretax loss on the sales of these securities of approximately $14.1 million. The available-for-sale investment securities, consisting primarily of lower yielding fixed rate agencies, mortgage backed securities and corporate notes, were replaced with shorter duration higher yielding securities. The Company executed the repositioning to reconfigure and shorten the cash flows of the investment portfolio to reflect the addition of Merrill Merchants, and to be consistent with its forecasts for future loan and deposit growth.

The following table shows the maturity distribution of the amortized cost of the Company’s investment securities at December 31, 2007, with comparative totals for 2006. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations:

	Within One Year	After One But Within Five Years	After Five But Within Ten Years	After Ten Years	Total
	(in thousands)
Investment securities:
U.S. government agency obligations	$344,543	$222,301	$5,768	$959	$573,571
Mortgage-backed securities (1)	48,515	112,605	27,377	—	188,497
Corporate bonds and notes	23,497	119,531	—	475	143,503
U.S. Treasury securities	1,300	1,594	—	—	2,894
Other debt securities	10	810	—	—	820
Other equity securities	—	—	—	1,139	1,139
Obligations of states and political subdivisions	—	11	537	466	1,014

Total investment securities	$417,865	$456,852	$33,682	$3,039	$911,438

Comparative totals for 2006	$312,322	$781,991	$69,019	$1,369	$1,164,701

(1)	Maturities of mortgage-backed securities are based on contractual payments and estimated mortgage loan prepayments.

The following table shows the maturity distribution of the fair value of the Company’s investment securities at December 31, 2007, with comparative totals for 2006. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations:

	Within One Year	After One But Within Five Years	After Five But Within Ten Years	After Ten Years	Total
	(in thousands)
INVESTMENT SECURITIES:
U.S. government agency obligations	$345,186	$225,450	$5,907	$997	$577,540
Mortgage-backed securities (1)	48,433	112,419	27,332	—	188,184
Corporate bonds and notes	23,321	117,233	—	521	141,075
U.S. Treasury securities	1,299	1,633	—	—	2,932
Other debt securities	10	810	—	—	820
Other equity securities	—	—	—	1,063	1,063
Obligations of states and political subdivisions	—	10	545	468	1,023

Total investment securities	$418,249	$457,555	$33,784	$3,049	$912,637

Comparative totals for 2006	$307,383	$762,141	$66,506	$1,322	$1,137,352

(1)	Maturities of mortgage-backed securities are based on contractual repayments and estimated mortgage loan prepayments.

The following table is a summary of those investment securities that had been in a continuous unrealized loss position for less than and greater than twelve months as of December 31, 2007 and 2006, respectively:

December 31, 2007 (in thousands):

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of Investment Securities
U.S. Treasury securities	$0	$0	$399	($1)	$399	($1)
U.S. government agency obligations	35,432	(18)	4,967	(6)	40,399	(24)
Mortgage-backed securities	0	0	102,702	(1,738)	102,702	(1,738)
Corporate bonds and notes	0	0	114,653	(2,661)	114,653	(2,661)
Other equity securities	0	0	0	(76)	1,063	(76)

Total temporarily impaired securities	$35,432	$(18)	$222,721	$(4,482)	$259,216	$(4,500)

December 31, 2006 (in thousands):

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of Investment Securities
U.S. Treasury securities	$0	$0	$3,265	$(80)	$3,265	$(80)
U.S. government agency obligations	25,721	(99)	459,077	(9,806)	484,798	(9,905)
Mortgage-backed securities	11,010	(34)	283,788	(12,463)	294,798	(12,497)
Corporate bonds and notes	6,022	(1)	274,770	(5,279)	280,792	(5,280)

Total temporarily impaired securities	$42,753	$(134)	$1,020,900	$(27,628)	$1,063,653	$(27,762)

U.S. Treasury securities and U.S. government agency obligations. The unrealized losses on the Company’s investments in U.S. Treasury securities and direct obligations of U.S. government agencies were caused by interest rate increases. The Company has the ability and intent to hold these investments until a recovery of their amortized cost, which may be at maturity, and does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

Mortgage-backed securities. The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The decline in market value is attributable to changes in interest rates and not credit quality. The Company has the ability and intent to hold these investments until a recovery of their amortized cost, which may be at maturity, and does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

Corporate bonds and notes. The Company’s unrealized loss on investments in corporate bonds and notes was caused by a general increase in market interest rates. The Company has the ability and intent to hold these investments until a recovery of their amortized cost, which may be at maturity, and does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

Other Equities securities. The Company’s unrealized loss on investments in other equities securities was caused by a general decline in overall market conditions. The Company has the ability and intent to hold these investments and does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

During January of 2008, both the mortgage-backed securities and corporate bonds and notes portfolios were sold.

Note 5 LOANS

The Company’s lending activities are conducted primarily in Vermont, New Hampshire, Massachusetts and Maine, with additional activity relating to nearby market areas in New York, Connecticut and Quebec. The Banks make single-family and multi-family residential loans, commercial real estate loans, commercial & industrial loans, and a variety of consumer loans and municipal loans. In addition, the Banks make loans for the construction of residential homes, multi-family and commercial properties, and for land development.

Major classifications of loans at December 31, 2007 and 2006 are as follows:

	2007	2006
	(in thousands)
Commercial & industrial	$933,606	$853,839
Municipal	160,974	141,522
Multi-family	264,141	216,049
Commercial real estate	2,309,717	1,942,685
Construction	353,255	232,000
Residential real estate	996,851	751,450
Home equity credit lines	364,240	322,124
Consumer	255,386	237,541

Total loans	5,638,170	4,697,210
Allowance for loan losses	(73,535)	(62,160)

Net loans	$5,564,635	$4,635,050

Loans held for sale	$21,352	$17,354

Changes in the allowance for loan losses are summarized as follows:

	2007	2006
	(in thousands)
Balance at beginning of year	$62,160	$60,822
Provision for loan losses	7,250	6,920
Loan recoveries	2,858	3,206
Loans charged off	(8,470)	(8,788)
Allowance acquired from acquisition of Merrill Bank	4,054	—
Allowance acquired from acquisition of Community Bank	5,683	—

Balance at end of year	$73,535	$62,160

The principal amount of loans on nonaccrual status was $34,103,700 and $20,093,800 at December 31, 2007 and 2006, respectively. At the end of 2007 and 2006, the Company had no loans whose terms had been substantially modified in troubled debt restructurings.

The amount of interest which was not earned but which would have been earned had nonaccrual loans performed in accordance with their original terms and conditions were as follows:

	2007	2006
	(in thousands)
Interest income in accordance with original loan terms	$2,703	$2,066
Interest income recognized	1,421	650

Reduction in interest income	$1,282	$1,416

Information regarding loans that were considered to be impaired under SFAS 114 is as follows:

	December 31,
	2007	2006
	(in thousands)
Investment in impaired loans	$21,786	$12,941
Impaired loans with no specific reserve	12,592	11,852
Impaired loans with a specific reserve	9,194	1,089
Specific reserve for impaired loans	1,688	231
Average investment in impaired loans during the year	19,119	15,853
Cash-basis interest income recognized during the year	—	—
Accrual-basis interest income recognized during the year	—	—

Residential mortgage loans serviced for others, which are not reflected in the consolidated balance sheets, totaled approximately $2.162 billion and $2.037 billion at December 31, 2007 and 2006, respectively. No recourse provisions exist in connection with such servicing.

The following table is a summary of activity for mortgage servicing rights purchased and originated for the two years ended December 31, 2007:

	Purchased	Originated	Total
	(in thousands)
Balance at December 31, 2005	$311	$13,430	$13,741
Additions	—	3,931	3,931
Amortization	(83)	(3,451)	(3,534)
Recovery of impairment	5	12	17

Balance at December 31, 2006	$233	$13,922	$14,155
Additions	1,574	2,960	4,534
Amortization	(228)	(2,864)	(3,092)
Recovery of impairment	82	84	166

Balance at December 31, 2007	$1,661	$14,102	$15,763

SFAS 140 requires enterprises to measure the impairment of servicing assets based on the difference between the carrying amount of the servicing rights and their current fair value. Fair value is measured as the discounted cash flow of future servicing income expected to be received based upon market conditions at the time the estimate is made. Significant assumptions made by management at December 31, 2007 include the weighted average discount rate (9.8%), weighted average prepayment speed (238 PSA/14.10 CPR), weighted average servicing fee (25.60 basis points) and net cost to service loans ($16/loan). Based upon these assumptions, the Company calculated the fair value of its servicing rights to be $19.678 million at December 31, 2007.

The Company stratifies its servicing portfolio based upon interest rate (in increments of 50 basis points) and original loan term (primarily 15 and 30 year). The estimated market value of capitalized servicing rights may vary significantly in subsequent periods primarily due to changing market interest rates, and their effect on prepayment speeds, and discount rates. At December 31, 2007 and 2006, the impairment valuation allowance was $456,000 and $622,000, respectively.

The estimated sensitivity of the current fair value of the mortgage servicing rights portfolio to changes in interest rates at December 31, 2007, was as follows:

Change in Market Interest Rates	Change in fair value (in thousands)
+200 bps	$7,291
+100 bps	4,702
+50 bps	2,558
+25 bps	1,285
–25 bps	(1,316)
–50 bps	(2,526)
–100 bps	(4,476)
–200 bps	(6,873)

The sensitivities in the table above are hypothetical and should be used with caution. The effect of a variation in a particular assumption on the fair value of the mortgage servicing right is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Because the amount recognized on the Company’s balance sheet is at the lower of cost or market (fair value), changes in the calculated fair value of mortgage servicing rights will not necessarily translate to a corresponding change in the amount shown on the balance sheet.

Note 6 PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2007 and 2006 are summarized as follows:

	2007	2006	Estimated Original Useful Lives
	(in thousands)
Land	$15,142	$12,616	—
Buildings and improvements	74,586	62,085	15-40 years
Leasehold improvements	14,957	14,206	2-15 years
Furniture and equipment	63,242	54,740	3-15 years
Construction in progress	9,871	1,119	—

Premises and equipment, gross	177,798	144,766
Accumulated depreciation and amortization	(90,785)	(77,730)

Premises and equipment, net	$87,013	$67,036

Total depreciation expense amounted to approximately $7,381,000 and $7,427,000 in 2007 and 2006, respectively.

The Company is obligated under various noncancelable operating leases for premises and equipment expiring in various years through 2031. Total lease expense, net of income from subleases, amounted to approximately $5,141,000 and $4,480,000 in 2007, and 2006, respectively.

Future minimum rental commitments for noncancelable operating leases on premises and equipment with initial or remaining terms of one year or more at December 31, 2007 are as follows:

Year	Lease Obligations
(in thousands)
2008	$5,172
2009	4,585
2010	3,869
2011	3,350
2012	2,839
Thereafter	8,545

Total minimum lease payments	$28,360

Note 7 BORROWINGS

Borrowings at December 31, 2007 and 2006 consisted of the following:

	2007	2006
	(in thousands)
Securities sold under agreements to repurchase	$103,059	$73,611
Trust preferred securities	—	125,000
Subordinated debt securities	125,000	—
Bank revolving debt @ 5.02%	21,300	8,328
Note Payable, 8.19% in 2007 and 7.87% in 2006, due January 1, 2015	35	259
FHLB Advances:
Maturing January 14, 2008 @ 3.02%	1,977	—
Maturing May 7, 2008 @ 3.82%	1,181	—
Maturing June 2, 2008 @ 2.18%	516	—
Maturing January 13, 2010 @ 4.05%	3,866	—
Maturing May 3, 2010 @ 4.05%	2,890	—
Maturing December 23, 2010 @ 3.38%	2,316	—
Maturing April 19, 2011 @ 3.50%	1,318	1,368
Maturing August 1, 2011 @ 5.00%	560	560
Maturing May 1, 2015 @ 4.37%	2,319	—
Maturing May 2, 2022 @ 0.75%	1,374	—
Maturing January 3, 2023 @ 0%	560	—
Maturing December 29, 2023 @ 0.13%	436	452
Maturing December 29, 2024 @ 0%	72	—
Maturing July 1, 2026 @ 0.1%	163	169
Maturing July 1, 2026 @ 2.50%	266	273
Maturing July 1, 2027 @ 1.00%	222	—

Total Borrowings	$269,430	$210,020

The above borrowings include low interest loans pertaining to the FHLB Affordable Housing Programs.

Securities sold under agreements to repurchase are collateralized by U.S. Treasury and agency securities, mortgage-backed securities and corporate notes or bonds. These assets had a carrying value and a market value of $115,290,000 and $115,658,000, respectively, at December 31, 2007, and $82,254,000 and $78,369,000, respectively, at December 31, 2006. The borrowings from the Federal Home Loan Bank of Boston are secured by residential mortgage loans held in the Company’s loan portfolio.

The following information relates to securities sold under agreements to repurchase:

	2007	2006
	(in thousands)
Average balance outstanding during the year	$101,163	$86,045
Average interest rate during the year	3.49%	3.39%
Maximum amount outstanding at any month-end	$124,880	$138,773

The following information relates to FHLB borrowings:

	2007	2006
	(in thousands)
Average balance outstanding during the year	$12,763	$13,166
Average interest rate during the year	4.28%	4.39%
Maximum amount outstanding at any month-end	$20,036	$22,440

On May 21, 2002, a wholly-owned subsidiary of the Company, Chittenden Capital Trust I (the “Trust”), issued $125 million of 8% trust preferred securities (“TPS”) to the public and invested the proceeds from this offering in an equivalent amount of junior subordinated debentures issued by the Company. These debentures are the sole asset of the trust subsidiary. The proceeds from the offering, which was net of $4.5 million of issuance costs, were used as the cash consideration in the Granite Bank acquisition.

Concurrent with the issuance of these securities, the Company entered into interest rate swap agreements with two counterparties, in which the Company received 8% fixed on the notional amount of $125 million, while paying the counterparties a variable rate based on the three month LIBOR (London Interbank Offered Rate), plus approximately 122 basis points. In August 2006, the Company terminated the interest rate swap agreements with both counterparties and settled with a final payment of interest and termination fees of $372,000. On July 1, 2007, the Company redeemed the remaining outstanding ($125 million aggregate principal amount) 8.00% Junior Subordinated Notes due 2032. The redemption of the Junior Subordinated Notes caused the trustee of the Trust to redeem the outstanding ($125 million liquidation amount) Trust Preferred Securities.

The following information relates to TPS borrowings:

	2007	2006
	(in thousands)
Average balance outstanding during the year	$62,329	$125,000
Average effective interest rate during the year (net of interest rate swaps)	8.00%	6.84%
Maximum amount outstanding at any month-end	$125,000	$125,000

On February 14, 2007, the Company issued $125 million in subordinated notes due February 2017. The subordinated debt has a coupon of 5.80% for the first five years and converts to a variable rate in year six that is tied to the three month LIBOR plus 68.5 basis points. The Company utilized the proceeds from the issuance of the subordinated debt, which was net of the $1.4 million of issuance costs, to redeem the Company’s Trust Preferred Securities, which were called on July 1, 2007. The issuance costs will be amortized over the next seven years. Beginning February 14, 2012, the Company may choose to redeem some or all of the notes. The subordinated debt securities ratings are Moody’s A3, DBRS BBBH, Fitch BBB+, and S&P BBB. The subordinated notes are included in the Company’s total capital ratio as Tier two capital for regulatory standards.

The following information relates to Subordinated Debt borrowings:

	2007	2006
	(in thousands)
Average balance outstanding during the year	$109,932	$—
Average effective interest rate during the	5.80%	—
Maximum amount outstanding at any month-end	$125,000	$—

Note 8 INCOME TAXES

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”). This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely–than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective January 1, 2007, the Company adopted the provisions of FIN 48 and there has been no material effect on the financial statements. As a result, there was no cumulative effect related to adopting FIN 48. However, certain amounts have been reclassified in the statement of financial position in order to comply with the requirements of the statement.

As of January 1, 2007, the Company provided a liability for $2,948,000 of unrecognized tax benefits related to various federal and state income tax matters. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$2,948,000
Additions for tax positions related to the current year	485,000
Additions for tax positions of prior years	62,600
Reductions for tax positions of prior years	—
State of New Hampshire 2002 audit settlement	(221,000)

Balance at December 31, 2007	$3,274,000

Of the unrecognized tax benefit of $3,274,000 at December 31, 2007, the amount that would impact the Company’s effective tax rate, if recognized, is $1,212,000. The difference between the total amount of unrecognized tax benefits and the amount that would impact the effective tax rate consists of items that are offset by deferred tax assets, and the federal tax benefit of state income tax items.

The Company is currently undergoing a state tax audit for the 2003 year with the state of New Hampshire. The Company expects to settle this audit over the next year but does not believe the tax liability, if any, will be material. In addition, the Company is currently under audit by the Internal Revenue Service for the year ending December 31, 2005. The Company does not expect that the amounts of unrecognized tax benefits will change significantly within the next 12 months.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2004 through 2006. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2003 through 2006.

As of December 31, 2007, the Company has accrued $554,000 of interest expense related to uncertain tax positions. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes.

Income tax expense consists of the following:

	2007	2006
	(in thousands)
Current payable
Federal	$24,726	$38,461
State	3,974	4,340

	28,700	42,801
Deferred (prepaid)
Federal	1,842	(2,300)
State	74	(65)

	1,916	(2,365)

Income tax expense	$30,616	$40,436

Current income taxes payable, included in other liabilities, at December 31, 2007 and 2006 was $2,892,000 and $3,813,000.

The following is a reconciliation of the provision for Federal income taxes, calculated at the statutory rate, to the recorded income tax expense:

	2007	2006
	(in thousands)
Computed tax at statutory Federal rate of 35%	$36,727	$44,067
Increase (decrease) in taxes from:
Tax-exempt interest, net	(2,280)	(1,928)
Dividends received deduction	(739)	—
State taxes, net of Federal tax benefit	2,680	2,779
Tax credits	(3,951)	(4,324)
Other, net	(1,821)	(158)

Total	$30,616	$40,436

Effective income tax rate	29.18%	32.12%

The components of the net deferred tax asset at December 31, 2007 and 2006 are as follows:

	2007	2006
	(in thousands)
Allowance for loan losses	$27,397	$23,297
Deferred compensation and pension	1,709	3,552
Depreciation	(2,440)	(2,862)
Unrealized (gains) losses on securities available for sale	(354)	10,027
Basis differences, purchase accounting	(1,521)	(2,401)
Core deposit intangible	(8,579)	(4,738)
Mortgage servicing	(5,771)	(5,073)
Stock based compensation	2,673	5,166
Other	2,113	2,912

	$15,485	$29,880

Note 9 STOCKHOLDERS’ EQUITY

Treasury Stock

During 2007, the Company repurchased a total of 1.3 million shares of common stock, with the last repurchase made on June 7, 2007.

Dividends

Dividends paid by the Banks are the primary source of funds available to the Company for payment of dividends to its stockholders and for other corporate needs. Applicable federal and state statutes, regulations, and guidelines impose restrictions on the amount of dividends that may be declared by the Banks. The Company paid dividends to stockholders’ of $39.4 million, and $36.2 million during 2007, 2006, respectively.

Accumulated Other Comprehensive Income

Comprehensive income is the total of net income and all other non-owner changes in equity. The Company has chosen to display comprehensive income in the Consolidated Statements of Changes in Stockholders’ Equity. The following table summarizes reclassification detail for other comprehensive income for the years ended December 31:

	2007	2006
	(in thousands)
Unrealized gains on securities available for sale, net of tax	$9,023	$2,071
Reclassification adjustment for realized (gains) losses arising during period, net of tax	9,104	(7)
Adoption of SFAS 158 pension liability, net of tax	3,849	(7,102)
Foreign currency translation adjustments	—	(2)

Total accumulated other comprehensive income	$21,976	($5,040)

Note 10 STOCK PLANS

The Company has two stock option plans: The Stock Incentive Plan, and the Directors’ Omnibus Long-term Incentive Plan. Effective January 1, 2006, the Company adopted SFAS 123R using the modified retrospective method to account for share-based payments to employees and the Company’s Board of Directors. In accordance with the modified retrospective method, the Company has adjusted previously reported results to reflect the effect of expensing stock options granted during those periods.

Under the plans there are various types of stock incentives, including, but not limited to options; restricted stock which vests after a specified period of time; unrestricted stock awards; and performance awards. The primary type of share-based payment utilized by the Company is stock options. Stock options are awards, which allow the employee to purchase shares of the Company’s stock at a fixed price. In accordance with Chittenden’s Stock Incentive Plan, stock options are granted at an exercise price equal to the Company stock price at the date of grant. For the 2007 grants the Company’s Board of Directors changed the option life from ten years to seven years. There were a total of 7,688,324 shares at December 31, 2007 and 2006 available to be issued under the plans and 4,646,449 and 6,163,698 had been issued at each of these dates. In 2007, the Company also awarded restricted stock awards of 80,400 shares pursuant to the Corporation’s Stock Incentive Plan. These awards have a grant date value of $31.20 per share and cliff vest at the end of three years.

The Company has a Performance Share Program that governs Performance Share Awards under the Stock Incentive Plan. Performance awards consist of shares of the Company’s common stock to be issued at the conclusion of the three-year performance cycle provided that performance goals are met as measured by one or more of the following: corporate profitability, EPS, ROE and/or other measures as deemed relevant by the Executive Committee. In 2007 and 2006, targets of 28,900 and 45,500 Performance Shares were set that could be earned at the end of the three-year performance cycle if the performance measures are attained. The plan is a leveraged plan meaning that if the Company is ranked in the 100th percentile versus its comparison group, up to 150% of the targeted amount of shares could be earned. In order to earn the full target award of 28,900, the Company would need to be ranked in the 75th percentile. If the Company is not ranked in at least the 25th percentile, no shares will be awarded. Notwithstanding these guidelines, the Board of Directors has the authority to reduce, but not increase, these awards if they deem it to be appropriate in the circumstances. Salary expenses related to the performance shares were $908,000 in 2007 and $855,000 in 2006.

The following tables summarize information regarding the Company’s stock option plans:

	Weighted Average Exercise Price Per Share	Options
December 31, 2005	$23.48	3,357,779
Granted	29.11	489,500
Exercised	22.86	(299,887)
Forfeited	29.11	(7,125)
Expired	29.45	(19,125)

December 31, 2006	24.27	3,521,142
Granted	31.19	459,200
Exercised	24.53	(587,430)
Forfeited	31.20	(1,000)
Expired	28.69	(3,540)
Settlement of Stock Options	23.94	(2,087,460)

Outstanding at December 31, 2007	$27.11	1,300,912
Exercisable at December 31, 2007	$27.11	1,300,912

In connection with the pending merger with People’s United Financial, Inc., the Company and certain executive officers of the Company agreed that in lieu of the payment by People’s United contemplated by the merger agreement, the Company would pay cash to each executive equal to the number of shares of the Company’s common stock subject to each unexercised option, multiplied by the excess, if any, of the fair market value of the Company’s common stock on December 26, 2007, over the exercise price of the unexercised option. The Company made these payments on December 27, 2007, in exchange for the surrender by the executives of all such unexercised options for cancellation by the Company. Options to purchase a total of 2,087,460 shares of the Company’s common stock were surrendered in exchange for an aggregate amount of approximately $24.2 million.

OPTIONS OUTSTANDING AND EXERCISABLE

December 31, 2007

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Outstanding	Weighted Average Exercise Price
$16.19 – $23.23	285,631	4.05	$21.28	285,631	$21.28
$24.50 – $25.35	224,115	6.43	$24.70	224,115	$24.70
$25.58 – $29.11	275,090	7.18	$28.52	275,090	$28.52
$29.20 – $29.46	220,745	6.77	$29.45	220,745	$29.45
$29.77 – $31.00	29,744	2.75	$30.07	29,744	$30.07
$31.20 – $36.02	265,587	5.40	$31.69	265,587	$31.69

$16.19 – $36.02	1,300,912	5.83	$27.11	1,300,912	$27.11

The Company estimates the fair value of stock option grants using the Black-Scholes valuation model and the key input assumptions are: expected volatility, expected term of option, risk-free interest rate and dividend yield. Expected volatility estimates are developed by the Company based on historical volatility of the Company’s stock. The Company uses historical data to estimate the expected term of the options. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield in effect at the grant date. The dividend yield represents the expected dividends on the Company stock. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are consistent with SFAS 123R. Estimates of fair value are not intended to predict the actual future value ultimately realized by employees who receive share-based awards, and subsequent events are not indicative of the reasonableness of original estimates of fair value made by the Company under SFAS 123R.

The following table presents the key input assumptions for the Black-Scholes valuation model for grants in 2007, and 2006:

	2007	2006
Expected term (years)	4.46	4.79
Volatility	22.45	24.67
Risk-free interest rate	4.47%	4.71%
Dividend yield	2.57%	2.47%
Fair value per share	$6.09	$6.55

The total intrinsic value (market value on date of exercise less grant price) of options exercised during the twelve months ended December 31, 2007, and 2006, was $5.6 million, and $1.9 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2007, and 2006 was approximately $13.7 million, and $6.8 million, respectively. The tax benefit realized as a result of the stock option exercises was $1.7 million in 2007 compared with $619,000 in 2006.

The total compensation costs related to options were $2.8 million and $3.2 million during 2007, and 2006, respectively. These amounts are included in salary expense in the accompanying consolidated Statements of Income.

Note 11 EMPLOYEE BENEFITS

Pension Plan

The Company sponsors a qualified defined benefit pension plan that covers substantially all of its employees who meet minimum age and service requirements.

In 2005, the Board of Directors approved changes to the Company’s retirement program. As a result, on December 31, 2005, benefits accrued under the defined benefit Pension Account Plan were frozen based on participants’ current service and pay levels.

The changes in the benefit obligation for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
	(in thousands)
Projected benefit obligation at beginning of year	$67,152	$67,068
Service cost	—	995
Interest cost	3,877	3,843
Actuarial gain	(911)	(2,044)
Disbursements	(4,647)	(2,710)
Curtailment	—	—

Projected benefit obligation at end of year	$65,471	$67,152

Accumulated Benefit obligation at end of year	$65,471	$67,152

Weighted-average assumptions used in determining pension obligations for the years ended December 31:

	2007	2006
Discount rate	6.25%	6.00%
Rate of compensation increase	N/A	N/A

The changes in the plan assets for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
	(in thousands)
Fair value of assets at beginning of year	$77,082	$73,076
Actual return on plan assets	10,159	5,216
Company contributions	—	1,500
Disbursements	(4,647)	(2,710)

Fair value of assets at end of year	$82,594	$77,082

The asset allocation for the Company’s pension plan at December 31, 2006 and 2007, and the target asset allocation for 2008, by asset category are as follows:

Asset Category	2006	2007	Target Asset Allocation 2008
Equity securities	63%	26%	20-30%
Debt securities	17%	55%	65-75%
Cash	20%	19%	0-10%

Total	100%	100%

Chittenden uses a measurement date of September 30 for its pension plan.

The Company’s investment policy seeks to achieve long-term capital growth to enable the plan to meet its future benefit obligations to participants and to maintain liquidity sufficient to cover plan distributions without exposing the Company to undue investment risk. Following the freezing of the pension plan in 2006, a larger portion of plan assets was dedicated to debt securities in 2007 to reduce the risk of funded status erosion due to changes in the market value of investments. The Retirement Plan Committee is responsible for overseeing the investment performance of the plan, including evaluating the performance of the investment managers. The Committee is also responsible for periodically reviewing the plan’s investment objectives and guidelines to ensure they remain appropriate.

Funded status, end of year:

	2007	2006
	(in thousands)
Fair value of plan assets	$82,594	$77,082
Projected benefit obligation	(65,471)	(67,152)

Funded status	17,123	9,930
Prior service cost not yet recognized in net periodic pension cost	N/A	N/A
Unrecognized net loss from actual experience versus assumptions	N/A	N/A

Amount recognized, end of year	$17,123	$9,930

Amounts recognized in the statement of financial position:

	2007	2006
	(in thousands)
Noncurrent asset	$17,123	$9,930
Prepaid benefit cost	—	—

Total	$17,123	$9,930

Amounts recognized in accumulated other comprehensive income (pretax):

	2007	2006
	(in thousands)
Net actuarial loss / (gain)	$5,282	$11,136
Prior service cost / (credit)	—	—
Transition obligation / (asset)	—	—

Accumulated other comprehensive income	$5,282	$11,136

At the end of 2007 and 2006, the projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for the pension plan with a projected benefit obligation in excess of plan assets and for the pension plan with an accumulated benefit obligation in excess of plan assets were as follows:

	Projected Benefit Obligation exceeds the Fair Value of Plan Assets		Accumulated Benefit Obligation exceeds the Fair Value of Plan Assets
	2007	2006	2007	2006
Projected benefit obligation	N/A	N/A	N/A	N/A
Accumulated benefit obligation	N/A	N/A	N/A	N/A
Fair value of plan assets	N/A	N/A	N/A	N/A

Benefit disbursements and employer contributions for the years ended December 31, 2006 and 2007, and expected benefit disbursements and contributions for 2008 are as follows (in thousands):

	2006	2007	Projected 2008
Benefit disbursements	$2,710	$4,647	$4,500
Employer contribution	1,500	—	—

Expected Cash Flows

Expected benefit payments:	Pension Benefits
2008	4,500
2009	4,400
2010	4,700
2011	4,800
2012	5,300
Thereafter	27,500

Net pension expense components included in employee benefits in the consolidated statements of income are as follows:

	December 31,
	2007	2006
	(in thousands)
Service cost	$—	$995
Interest cost	3,877	3,843
Expected return on plan assets	(5,343)	(5,201)

Net amortization:
Prior service cost	—	—
Net actuarial loss	126	131
Transition amount	—	—

Total amortization	126	131

Net pension income	$(1,340)	$(232)

Weighted-average assumptions used to determine net cost:

	2007	2006
Discount rate	6.25%	5.75%
Expected long term return on plan assets	7.25%	7.25%
Rate of compensation increase	N/A	4.50%

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2008 are as follows (in thousands):

Net actuarial loss / (gain)	$41
Prior service cost / (credit)	—
Transition obligation / (asset)	—

Accumulated other comprehensive income	$41

Based on a representative allocation within the revised target asset allocation described above, management expects an annual long-term return for its portfolio of 6.50% beginning in 2008. In formulating this assumed long-term rate of return, the Company considered historical returns by asset category and expectations for future returns by asset category based, in part, on simulated capital market performance over the next 15 years. Resulting expected returns by asset category have been weighted based on the target asset allocation to produce the weighted average assumption of 6.50%.

Amounts resulting from changes in actuarial assumptions used to measure the Company’s benefit obligations are not recognized as they occur, but are amortized systematically over subsequent periods.

CTC has supplemental pension arrangements with certain retired employees. The liability, included in accrued expenses and other liabilities, related to such arrangements was $1,018,000 and $1,149,000 at December 31, 2007 and 2006, respectively.

The Company has established a supplemental executive retirement plan (SERP) for members of the executive management group. This unfunded plan is intended to cover only those benefits excluded from coverage under the Company’s qualified 401 (k) plan as a result of IRS regulations. The design elements of this SERP mirror those of the Company’s qualified plan. In addition to the SERP, the Company has a separate arrangement with its Chief Executive Officer under which contributions are accrued based upon the Company’s return on equity (ROE). A ROE of 10% is the minimum threshold at which any contribution will be made. Benefits are payable upon attaining the age of 55, except in the event of death or disability. The liability related to the CEO’s SERP, included in accrued expenses and other liabilities was $4,123,000 and $3,675,000 at December 31, 2007 and 2006, respectively. Expenses related to this plan were $448,000, and $417,385 in 2007, and 2006, respectively.

Other Benefit Plans

The Company has an incentive savings and profit sharing plan to provide eligible employees with a means to invest a portion of their earnings for retirement. Eligible employees of the Company may contribute, by salary reductions, up to 6% of their compensation as a basic employee contribution and may contribute up to an additional 20% of their compensation as a supplemental employee contribution. Investment in the Company’s common stock is one of the investment options available to employees; however, there are no restrictions on transfers or required holding periods.

During the two year period ended December 31, 2007, the Company made incentive savings contributions in amounts equal to 35% of each employee’s basic contribution, which was charged to benefits expense.

Year	35% Contribution
2007	$1,538,000
2006	1,361,000

The Company may also make an additional matching contribution (profit-sharing) to the incentive savings and profit sharing plan based on the extent to which the annual corporate profitability goals established by the Board of Directors are met. Benefits expense related to the additional matching contribution totaled:

Year	Profit Sharing Contribution
2007	$1,015,000
2006	775,000

Effective January 1, 2006, the Company’s annual contribution to the Incentive Savings and Profit Sharing Plan (401(k) Plan) was enhanced for all eligible employees, which was $4,800,000, and $4,300,000 in 2007 and 2006, respectively.

The following table reflects the shares of the Company’s common stock that were purchased through the incentive savings and profit sharing plan, during each of the last two years:

Year	Shares
2007	100,856
2006	140,952

The Company has established a supplemental executive savings plan. This plan is intended to cover only those benefits excluded from coverage under the Corporation’s qualified incentive savings and profit sharing plan as a result of IRS regulations. Any contributions under this supplemental plan, when combined with the regular pre-tax contributions shall not exceed 16% of the individual’s earnings. Benefit expense related to this plan was $236,000, and $87,000 in 2007, and 2006, respectively.

The Company also has an Executive Management Incentive Compensation Plan. Executives at defined levels of responsibility are eligible to participate in the plan. Incentive award payments are determined on the basis of corporate and group profitability, relative performance within a defined peer group and individual performance. Awards may range from zero to 100% of annual compensation. Expenses for this plan totaled $2,547,000, and $2,058,000 in 2007 and 2006, respectively.

The Company has a Deferred Compensation Plan, which was amended and restated on October 18, 2006. The Plan was amended and restated to comply with Internal Revenue Code Section 409A, effective January 1, 2005 and to allow certain executive Employees to participate in the Plan and make other changes effective January 1, 2007. The Plan was also renamed the Chittenden Corporation Deferred Compensation Plan. The Plan is intended to be a “plan” which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with that intent. Deferrals may be made to an uninsured interest bearing account or to an account recorded in equivalents of the Company’s common stock. Directors are required to defer 50% of their compensation (and may defer as much as 100%) in the equivalent of the Company’s common stock. Expenses for this plan totaled $1,663,000, $1,365,000 for 2007, and 2006, respectively. Based on these elections, shares that could be issued under the plan totaled 398,469 and 417,299 at December 31, 2007 and 2006, respectively.

Note 12 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, to meet customers’ financing needs and to reduce their own exposure to fluctuations in interest rates, the Banks are parties to financial instruments with off-balance sheet risk, held for purposes other than trading. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Banks’ exposure to credit loss in the event of nonperformance by the other party for loan commitments and standby letters of credit is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, plant and equipment, and real estate.

Commitments to originate loans, unused lines of credit, and unadvanced portions of commercial real estate and construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Therefore, the amounts presented below do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance by a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

Financial instruments whose contractual amounts represent off-balance sheet risk at December 31, 2007 and 2006 are as follows:

	2007	2006
	(in thousands)
Loan Commitments
Commitments to originate new loans	$167,822	$129,487
Unused home equity lines of credit	484,195	405,432
Unadvanced portions of C&I loans	579,739	479,263
Unadvanced portions of commercial real estate and construction loans	251,127	212,774
Unused portions of business credit card lines	40,860	57,557

Standby Letters of Credit
Notional amount collateralized by cash	43,427	64,021
Notional amount of other standby letters of credit	54,885	41,278
Liability associated with letters of credit recorded on balance sheet	1,006	926

Other Commitments
Equity investment commitments	7,499	13,476

Note 13 COMMITMENTS AND CONTINGENCIES

The Federal Reserve System requires nonmember banks to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in cash and cash equivalents, was $45,026,000 and $31,802,000 at December 31, 2007 and 2006, respectively.

Various legal claims against the Company arising in the normal course of business were outstanding at December 31, 2006. Management, after reviewing these claims with legal counsel, is of the opinion that the resolution of these claims will not have a material effect on the financial condition or results of operations of the Company.

In October 2007, Visa completed a reorganization in contemplation of its initial public offering (“IPO”) expected to occur in 2008. As part of that reorganization Chittenden Bank, a subsidiary of Chittenden Corporation, and other member banks of Visa received shares of common stock of Visa, Inc. Those banks are also obligated under various agreements with Visa to share in losses stemming from certain litigation (“Covered Litigation”). Although Visa is expected to set aside a portion of the proceeds from its IPO in an escrow account to fund any judgments or settlements that may arise out of the Covered Litigation, recent guidance from the Securities and Exchange Commission (“SEC”) indicates that Visa member banks should record a liability for the fair value of the contingent obligation to Visa. The estimate of Chittenden’s proportionate share of any potential losses related to the Covered Litigation is difficult to determine and involves a great deal of judgment. Nevertheless, in the fourth quarter of 2007 Chittenden recorded a pre-tax charge of $1.95 million ($1.12 million after tax) related to the Covered Litigation. In accordance with generally accepted accounting principles and consistent with the SEC guidance, Chittenden did not recognize any value for its common stock ownership interest in Visa, Inc.

Note 14 OTHER NONINTEREST EXPENSE

The components of other noninterest expense for the years presented are as follows:

	2007	2006
	(in thousands)
Legal and accounting	$3,313	$2,556
Marketing	5,025	4,471
Software and supplies	7,298	7,335
Net OREO and collection expenses	105	123
Telephone	2,134	2,033
Postage	2,598	2,594
Outside services	3,082	2,251
Franchise tax	3,167	3,230
Visa reserve	1,950	—
Other	17,239	16,240

	$45,911	$40,833

Note 15 FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents

The carrying amounts for cash and cash equivalents approximate fair value because they mature in 90 days or less and do not present unanticipated valuation risk.

Securities

The fair value of investment securities, other than Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank (FRB) stock, is based on quoted market prices. The carrying value of FHLB and FRB stock represents its redemption value.

Loans

Fair values are estimated for portfolios of loans with similar financial and credit characteristics. The loan portfolio was evaluated in the following segments: 1) commercial loans which include commercial & industrial, municipal, multi-family, commercial real estate and construction and 2) residential real estate loans including home equity credit lines.

The fair value of performing commercial loans is estimated by discounting cash flows through the estimated maturity using discount rates that reflect the expected maturity, credit and interest rate risk inherent in such loans. The fair value of nonperforming commercial loans is estimated using historical net charge-off experience applied to the nonperforming balances. For performing residential real estate loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value of municipal loans is estimated to be equal to amortized cost since most of these loans mature within nine months. The fair value of consumer loans is estimated based on secondary market prices for asset-backed securities with similar characteristics.

Mortgage Servicing Rights

The fair value is estimated by discounting the future cash flows through the estimated maturity of the underlying mortgage loans.

Deposits

The fair value of deposits with no stated maturity is equal to the amount payable on demand, that is, the carrying amount. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate used is based on the estimated rates currently offered for deposits of similar remaining maturities.

Borrowings

The fair value of long-term debt is based upon the discounted value of contractual cash flows using a discount rate consistent with currently offered rates of similar duration.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

Assumptions

Fair value estimates are made at a specific point in time, based on relevant market information and information about specific financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Banks’ entire holdings of a particular financial instrument. Because no active observable market exists for a significant portion of the Banks’ financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Financial assets:
Cash and cash equivalents	$300,452	$300,452	$199,358	$199,358
Securities available for sale	912,637	912,637	1,137,352	1,137,352
FRB and FHLB stock	11,662	11,662	13,403	13,403
Loans, net	5,564,635	5,575,573	4,635,050	4,641,182
Loans held for sale	21,352	21,352	17,354	17,354
Mortgage servicing rights	15,764	19,678	14,155	19,382
Financial liabilities:
Deposits:
Demand	1,117,549	1,117,549	966,758	966,758
Savings	505,124	505,124	468,294	468,294
NOW	887,806	887,806	861,435	861,435
CMA / money market	1,916,605	1,916,605	1,655,349	1,655,349
Certificates of deposit less than $100,000	1,056,171	1,056,314	848,814	846,796
Certificates of deposit of $100,000 and over	750,238	748,686	678,243	676,926
Borrowings	166,371	168,907	210,020	209,669
Commitments	1,006	1,030	926	849

Note 16 REGULATORY MATTERS

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Each entity’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2007, that the Company and the Banks meet all capital adequacy requirements.

As of December 31, 2007, the Company and the Banks were “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as adequately or well capitalized, the Company and the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the tables below.

The Company’s and the Banks’ actual capital amounts (dollars in thousands) and ratios are presented in the following tables:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total Capital (to Risk Weighted Assets):
Consolidated	$652,351	11.30%	$461,673	8.00%	$577,091	10.00%
Chittenden Trust Company	288,521	11.07	208,507	8.00	260,634	10.00
Bank of Western Massachusetts	76,669	11.02	55,655	8.00	69,569	10.00
Flagship Bank and Trust	48,717	11.36	34,323	8.00	42,904	10.00
Maine Bank & Trust	34,143	11.03	24,758	8.00	30,948	10.00
Ocean Bank	162,833	11.35	114,781	8.00	143,476	10.00
Merrill Merchants Bank	40,339	11.55	27,942	8.00	34,927	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	455,185	7.89	230,931	4.00	346,396	6.00
Chittenden Trust Company	257,269	9.87	104,254	4.00	156,381	6.00
Bank of Western Massachusetts	67,963	9.77	27,861	4.00	41,792	6.00
Flagship Bank and Trust	43,354	10.11	17,163	4.00	25,744	6.00
Maine Bank & Trust	30,267	9.78	12,404	4.00	18,607	6.00
Ocean Bank	144,879	10.10	57,455	4.00	86,183	6.00
Merrill Merchants Bank	36,041	10.32	13,971	4.00	20,956	6.00
Tier 1 Capital (to Average Assets):
Consolidated	455,185	6.67	272,873	4.00	341,091	5.00
Chittenden Trust Company	257,269	7.59	135,681	4.00	169,601	5.00
Bank of Western Massachusetts	67,963	8.70	31,265	4.00	39,081	5.00
Flagship Bank and Trust	43,354	8.51	20,369	4.00	25,461	5.00
Maine Bank & Trust	30,267	8.35	14,494	4.00	18,118	5.00
Ocean Bank	144,879	9.40	61,663	4.00	77,079	5.00
Merrill Merchants Bank	36,041	7.95	18,130	4.00	22,662	5.00

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital (to Risk Weighted Assets):
Consolidated	$644,613	12.78%	$403,425	8.00%	$504,281	10.00%
Chittenden Trust Company	288,216	11.31	203,891	8.00	254,863	10.00
Bank of Western Massachusetts	74,745	11.17	53,513	8.00	66,891	10.00
Flagship Bank and Trust	46,999	11.17	33,451	8.00	41,814	10.00
Maine Bank & Trust	35,311	11.18	25,263	8.00	31,579	10.00
Ocean National Bank	125,142	11.02	90,883	8.00	113,604	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	582,892	11.56	201,778	4.00	302,667	6.00
Chittenden Trust Company	258,112	10.13	101,945	4.00	152,918	6.00
Bank of Western Massachusetts	66,366	9.92	26,813	4.00	40,219	6.00
Flagship Bank and Trust	41,608	9.95	16,726	4.00	25,088	6.00
Maine Bank & Trust	31,361	9.93	12,641	4.00	18,961	6.00
Ocean National Bank	110,945	9.77	45,442	4.00	68,162	6.00
Tier 1 Capital (to Average Assets):
Consolidated	582,892	9.24	252,404	4.00	315,505	5.00
Chittenden Trust Company	258,112	7.67	134,596	4.00	168,245	5.00
Bank of Western Massachusetts	66,366	8.87	29,936	4.00	37,420	5.00
Flagship Bank and Trust	41,608	7.92	21,024	4.00	26,280	5.00
Maine Bank & Trust	31,361	8.75	14,334	4.00	17,918	5.00
Ocean National Bank	110,945	8.02	55,342	4.00	69,177	5.00

Note 17 RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities, which gives entities the option to measure eligible financial assets, and financial liabilities at fair value on an instrument by instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. This statement is effective as of the beginning of a company’s first fiscal year after November 15, 2007. The Company is in the process of analyzing the impact of SFAS 159.

Note 18 SUBSEQUENT EVENTS

On January 1, 2008, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of June 26, 2007, People’s United Financial, Inc. (“Peoples United”) and Chittenden Corporation completed the merger in which Chittenden merged with and into People’s United, with People’s United as the surviving corporation.

Pursuant to the Merger Agreement, each share of Chittenden common stock outstanding was converted into the right to receive either $35.636 in cash or 2.0457 shares of People’s United common stock, at the election of each Chittenden stockholder, subject to limitations on the aggregate amount of cash to be paid by People’s United. People’s United will pay approximately $1.8 billion in cash and People’s United common stock to Chittenden stockholders, consisting of approximately $1.0 billion in cash and 44.2 million shares of People’s United common stock.